Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 19, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc., and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's change in method of accounting for valuing inventory in Japan from the last-in, first-out method to the first-in, first-out method and the Company's adoption of Statement of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 27, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte and Touche LLP

New York, New York
October 12, 2009